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                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the incorporation by reference in the Registration Statements of Delmarva Power & Light Company on Form S-3 (File Nos. 333-24059, 333-07281 and 333-00505) and on Form S-8 (File No. 333-20715) and Conectiv, Inc. on Form S-3 (File Nos. 333-00505 and 333-44219) of our report dated February 6, 1998, except as to the information presented in Note 4 under Merger with Atlantic Energy, Inc., for which the effective date of the merger is March 1, 1998, on our audits of the consolidated financial statements of Delmarva Power & Light Company and Subsidiary Companies as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in this Form 8-K.



COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 3, 1998